Exhibit 4.10

SIYATA MOBILE INC.

INCENTIVE STOCK OPTION PLAN

Approved by the shareholders: June 17, 2015

Re-approved by the shareholders: September 16, 2016

SIYATA MOBILE INC.

STOCK OPTION PLAN

1.	PURPOSE OF THE PLAN

The purpose of the Plan is to provide Eligible Persons with an opportunity to purchase Shares and to benefit from the appreciation in the value of the Shares. The Plan will provide an increased incentive for those individuals to contribute to the future growth, success and prosperity of the Company, thus enhancing the value of the Shares for the benefit of all of the Company’s shareholders and increasing the ability of the Company and any Affiliate to attract and retain skilled and motivated individuals.

2.	INTERPRETATION

2.1.	Definitions

In the Plan, the following terms shall have the following meanings:

“Associate” means an associate as defined in Exchange Policy 1.1 – Interpretation.

“Affiliate” has the meaning set out in the Corporations Act;

“Blackout Period” means an interval of time (i) when any trading guidelines of the Company, as amended from time to time, restrict Participants from trading in any securities of the Company because they may be in possession of confidential information; or (ii) when the Company has determined that one or more Participants may not trade any securities of the Company because they may be in possession of confidential information;

“Board” means the board of directors of the Company and any committee of the board of directors to which any or all authority, rights, powers and discretion with respect to the Plan has been delegated;

“Business Day” means a day that is not a Saturday, Sunday or a statutory or public holiday and any other day on which the banks are not regularly open for business in the jurisdiction where the Company has its head office;

“Cause” means any act, omission or course of conduct recognized as cause under applicable law, including, without limitation, embezzlement, theft, fraud, wilful failure to follow any lawful directive of the Company and wilful misconduct detrimental to the interests of the Company;

“Company” means Siyata Mobile Inc. and its successors;

“Consultant” means a person, company, partnership or other entity, other than an Employee, Officer or Director, that is engaged to provide on an ongoing basis, consulting, technical, management or other services (other than services in relation to a distribution) to the Company or an Affiliate of the Company under a written contract with the Company or an Affiliate of the Company, and otherwise meets the definition of “consultant” contained in NI 45-106 and Exchange Policy 4.4 – Incentive Stock Options, and includes, for an individual consultant, a company, partnership or other entity of which the individual consultant is an employee, shareholder or partner;

“Corporations Act” means the British Columbia Business Corporations Act, as amended or replaced from time to time;

“Director” means a director of the Company or an Affiliate of the Company;

“Disability” means any disability with respect to a Participant which the Board, in its sole and unfettered discretion, considers likely to permanently prevent the Participant from:

(a)	being employed or engaged by the Company, an Affiliate of the Company or another employer, in a position the same as or substantially similar to that in which the Participant was last employed or engaged by the Company or an Affiliate of the Company;

(b)	acting as a director or officer of the Company or an Affiliate of the Company or another company; or

(c)	engaging in any substantial gainful activity by reason of any medically determinable mental or physical impairment that can be expected to result in death or that has lasted or can be expected to last a continual period of not less than 12 months;

“Disinterested Shareholders” means the shareholders of the Company, including holders of any non-voting and subordinate voting shares of the Company, but excluding:

(a)	Insiders to whom Options may be issued under the Plan; and

(b)	Associates of those Insiders;

“Discounted Market Price” means the “Market Price” as defined in Exchange Policy 1.1 – Interpretation, less the allowable discount under the policies of the Exchange;

“Eligible Person” means a bona fide Director, Officer, Employee, Consultant, and any “permitted assign” within the meaning of NI 45-106;

“Employee” means an employee (whether full-time or part-time) of the Company or an Affiliate of the Company within the meaning of Exchange Policy 4.4 – Incentive Stock Options, or a Management Company Employee;

“Exchange” means the TSX Venture Exchange or, if the Shares are not listed and posted for trading on the TSX Venture Exchange, the most senior stock exchange in Canada on which the Shares are listed and posted for trading;

“Exchange Hold Period” means the “Exchange Hold Period” as defined in Exchange Policy 1.1 – Interpretation;

“Expiry Date” means the date set by the Board under Section 3.1 of the Plan, as the last date on which an Option may be exercised by the Participant;

“Grant Date” means the date specified in an Option Agreement as the date on which an Option is granted;

“Insider” means:

(a)	an insider as defined in the Securities Act, other than a person who is an insider solely by virtue of being a director or senior officer of an Affiliate; and

(b)	an Associate of any person who is an insider under section (a);

“Investor Relations Activities” means investor relations activities as defined in Exchange Policy 1.1 – Interpretation;

“Management Company Employee” means an individual employed by a person providing management services to the Company which are required for the ongoing successful operation of the business enterprise of the Company, but excludes a person engaged in Investor Relations Activities;

“NI 45-106” means Canadian National Instrument 45-106 – Prospectus and Registration Exemptions;

“Officer” means an executive officer (as that term is defined in NI 45-106) of the Company or an Affiliate of the Company;

“Option” means an option to purchase Shares granted pursuant to the Plan;

“Option Agreement” means an agreement, in the form attached hereto as Schedule A, whereby the Company grants an Option to a Participant;

“Option Price” means the per Share exercise price specified in an Option Agreement to be paid to acquire Option Shares, adjusted from time to time in accordance with the provisions of Section 5;

“Option Shares” means the aggregate number of Shares which a Participant may purchase under an Option;

“Participant” means an Eligible Person granted an Option pursuant to the Plan and his or her heirs, executors and administrators and, subject to the policies of the Exchange, a Participant may also be a company wholly-owned by an individual eligible for an Option grant pursuant to the Plan;

“Plan” means this Siyata Mobile Inc. Stock Option Plan, as amended from time to time in accordance with the provisions hereof;

“Securities Act” means the Securities Act (British Columbia), as amended or replaced from time to time;

“Shares” means the Common Shares in the capital of the Company as constituted on the date of the Plan provided that, in the event of any adjustment pursuant to Section 5, “Shares” shall thereafter mean the shares or other property resulting from the events giving rise to the adjustment;

“Unissued Option Shares” means the number of Shares, at a particular time, which have been allotted for issuance upon the exercise of an Option but which have not been issued, as adjusted from time to time in accordance with the provisions of Section 5, such adjustments to be cumulative; and

“Vested” means that an Option has become exercisable in respect of a number of Option Shares by the Participant pursuant to the terms of the Option Agreement and the Plan.

2.2.	Number and Gender

The Plan shall be read with all changes in number and gender required by the context.

2.3.	Sections

A reference to a Section includes all subsections and paragraphs in that Section, unless the context otherwise requires.

2.4.	Currency

Unless the context otherwise requires or the Board determines otherwise, all references to currency shall be to the lawful money of Canada.

3.	GRANT OF OPTIONS AND ADMINISTRATION OF THE PLAN

3.1.	Option Terms

The Board may from time to time authorize the grant of Options to Eligible Persons on the terms and subject to the conditions set out herein and any additional terms and conditions as are set out in the Option Agreement, all as determined by the Board in its sole and unfettered discretion. Notwithstanding the foregoing, if the Shares are, at the time of grant, listed and posted for trading on the Exchange:

(a)	the Option Price under each Option shall be not less than the Discounted Market Price on the Grant Date or such other minimum price as may be required by the Exchange;

(b)	the Expiry Date for each Option shall be set by the Board at the time of issue of the Option and shall not be more than ten years after the Grant Date, subject to extension in connection with a Blackout Period, as provided in Section 4.5; and

(c)	Options shall not be assignable or transferable by the Participant, except to the extent necessary to enable Options that have Vested at the time of death of a Participant to be exercised by the legal personal representatives or beneficiary(ies) of the Participant as contemplated in Section 4.4(a).

For greater certainty, the Board shall not be permitted to amend the Option Price, and Options may not be re-priced, except as set out in Section 5 of the Plan.

3.2.	Option Price at the Discounted Market Price

If required by the Exchange, the Option Price of an Option is the Discounted Market Price, such Option shall be subject to the Exchange Hold Period and any Option Shares issued under such Option prior to the expiry of the Exchange Hold Period shall be legended with the Exchange Hold Period commencing on the Grant Date of such Option, as follows (or with such other legend as may be required by the Exchange):

“Without prior written approval of the Exchange and compliance with all applicable securities legislation, the securities represented by this certificate may not be sold, transferred, hypothecated or otherwise traded on or through the facilities of the TSX Venture Exchange or otherwise in Canada or to or for the benefit of a Canadian resident until [insert the date immediately following the date which is four months after the Grant Date].”

3.3.	Limits on Shares Issuable on Exercise of Options

Subject to Section 5.1,

(a)	the maximum number of Shares that may be issuable pursuant to Options granted under the Plan shall be shall be a number equal to 10% of the number of issued and outstanding Shares;

(b)	unless approved by a majority of the Disinterested Shareholders,

(i)	the aggregate number of Shares issuable pursuant to Options granted to Insiders pursuant to the Plan and all of the Company’s other previously established and outstanding or proposed share compensation arrangements and grants may not exceed 10% of the issued and outstanding Shares on a non-diluted basis at any time;

(ii)	the aggregate number of Shares issued to Insiders pursuant to the Plan and all of the Company’s other previously established and outstanding or proposed share compensation arrangements and grants within any 12 month period may not exceed 10% of the issued and outstanding Shares on a non-diluted basis; and

(iii)	the aggregate number of Shares issuable to any one Participant pursuant to the Plan and all of the Company’s other previously established and outstanding or proposed share compensation arrangements and grants within any 12 month period may not exceed 5% of the issued and outstanding Shares on a non-diluted basis;

(c)	the aggregate number of Shares issuable pursuant to Options granted to any one Consultant pursuant to the Plan and all of the Company’s other previously established and outstanding or proposed share compensation arrangements and grants within any 12 month period may not exceed 2% of the issued and outstanding Shares on a non-diluted basis; and

(d)	the aggregate number of Shares issuable pursuant to Options granted to all Participants performing Investor Relation Activities pursuant to the Plan and all of the Company’s other previously established and outstanding or proposed share compensation arrangements and grants within any 12 month period may not exceed 2% in aggregate of the issued and outstanding Shares on a non-diluted basis.

3.4.	Option Agreements

Each Option will be evidenced by the execution of an Option Agreement. Each Participant shall have the option to purchase from the Company the Option Shares at the time and in the manner set out in the Plan and in the Option Agreement applicable to that Participant. In the case of Options granted to Employees, Consultants or Management Company Employees, each Option Agreement will contain a representation of the Company and the Participant that the Participant is a bona fide Employee, Consultant or Management Company Employee, as the case may be. The execution of an Option Agreement shall constitute conclusive evidence that the grant of Options to the Participant has been completed in compliance with the Plan.

3.5.	Authority of the Board

Subject only to the express provisions of the Plan, the Board shall have, and hereby is specifically granted, the sole and unfettered authority to:

(a)	grant Options to Eligible Persons;

(b)	determine the terms, limitations, restrictions and conditions respecting Options;

(c)	interpret the Plan and adopt, amend and rescind such administrative guidelines and other rules and regulations relating to the Plan, as it may from time to time deem advisable;

(d)	authorize any officer or director to execute and deliver any Option Agreement, notice, commitment or document and to do any other act as contemplated by the Plan for and on behalf of the Company;

(e)	make all other determinations and perform all other actions as the Board deem necessary or advisable to implement and administer the Plan; and

(f)	subject to applicable law, delegate to the compensation committee or any other committee of the Board, on such terms as the Board in its discretion determines, all or any part of the authority of the Board hereunder to administer and implement the Plan.

3.6.	Discretion of the Board

The determinations of the Board under the Plan (including, without limitation, determinations of who may receive grants of Options and the terms, limitations, restrictions and conditions respecting Options) need not be uniform and may be made by the Board selectively among Eligible Persons who receive, or are eligible to receive, grants of Options under the Plan, whether or not such Eligible Persons are similarly situated as to office, length of service, salary or any other factor. The Board may, in its discretion, authorize the grant of additional Options to a Participant before an existing Option has terminated.

3.7.	Interpretation of the Plan

Except as set out in Section 5.4, the interpretation and construction of any provision of the Plan by the Board shall be final and conclusive. Administration of the Plan shall be the responsibility of the appropriate officers of the Company and the Company shall pay all costs in respect thereof. All guidelines, rules, regulations, decisions and interpretations of the Board respecting the Plan, any Option Agreement or the Options shall be binding and conclusive on the Company and on all Participants and their respective legal personal representatives.

3.8.	Overriding Restrictions on Issue and Exercise

Notwithstanding anything else in this Plan or the terms of any Option, no Option may be offered, issued or exercised if to do so:

(a)	would contravene the constating documents of the Company, the Securities Act, the Corporations Act or any policy of the Exchange; or

(b)	would contravene the local laws or customs of a Participant’s country of residence or in the opinion of the Board would require actions to comply with those local laws or customs which are impractical.

4.	EXERCISE OF OPTIONS

4.1.	When Options May be Exercised

Subject to this Section 4, an Option may be exercised to purchase any number of Option Shares up to the number of Unissued Option Shares that have Vested at any time after the Grant Date up to 5 p.m. in the location where the Company has its head office on the Expiry Date, provided the Expiry Date is a Business Day and if the Expiry Date is not a Business Day, then the Expiry Date shall be deemed to fall on the next day that is a Business Day, and shall not be exercisable thereafter.

4.2.	Manner of Exercise

The Options shall be exercisable by delivering, prior to the Expiry Date, to the Company at its head office, a written notice specifying the number of Option Shares in respect of which the Options are exercised together with payment in full of the Option Price for each such Option Share. All Option Shares subscribed for upon exercise of the Options shall be paid in full at the time of subscription. No fractional Shares may be purchased or issued hereunder.

4.3.	Vesting of Options

With the exception of Options granted to a Consultant who performs Investor Relations Activities, all Options granted to a Participant under the Plan will become vested on the Grant Date, or at such other time as may be established by the Board at the time of the grant in compliance with requirements of the Exchange. For Options granted to a Consultant who performs Investor Relations Activities, the Board will, at the time of grant, determine the vesting date for such Options, provided that such Options must vest in stages over 12 months with no more than one-quarter of the Options vesting in any three month period.

4.4.	Termination of Employment or Affiliation

If a Participant ceases to be an Eligible Person, the Participant’s Options shall be exercisable as follows:

(a)	Death, Disability or Retirement. If the Participant ceases to be an Eligible Person due to his or her death, Disability or retirement in accordance with the Company’s retirement policy in force from time to time, or, in the case of a Participant that is a company, the death, Disability or retirement of the person who provides management or consulting services to the Company or to an Affiliate of the Company, the Options then held by the Participant shall be exercisable to acquire Unissued Option Shares that have Vested at the time of death, Disability or retirement at any time up to but not after the earlier of:

(i)	365 days after the date of death, Disability or retirement; and

(ii)	the Expiry Date.

(b)	Termination For Cause. If the Participant ceases to be an Eligible Person as a result of termination for Cause, any outstanding Options held by such Participant on the date of such termination, whether in respect of Option Shares that are Vested or not, shall be cancelled as of the date of delivery of written notice of termination (and specifically without regard to the date on which any period of reasonable notice, if any, would expire).

(c)	Early Retirement, Voluntary Resignation or Termination Other than For Cause. If the Participant ceases to be an Eligible Person due to the Participant’s retirement or, in the case of a Participant that is a company, the retirement of the person who provides management or consulting services to the Company or to an Affiliate of the Company, at the request of his or her employer earlier than the normal retirement date under the Company’s retirement policy then in force, or due to the Participant’s voluntary resignation or due to the termination of the Participant’s employment by the Company for reasons other than Cause, the Options then held by the Participant shall be exercisable, subject to section (d), to acquire Unissued Option Shares that have Vested at the time of retirement, resignation or termination for reasons other than Cause, at any time up to but not after the earlier of:

(i)	the Expiry Date;

(ii)	twelve months after the Participant ceases active employment or engagement with the Company or an Affiliate of the Company; and

(iii)	twelve months after the date of delivery of written notice of retirement, resignation or termination (and specifically without regard to the date any period of reasonable notice, if any, would expire), provided that the Board shall have the discretion to increase the twelve-month period referred to in clause (ii) or (iii), above, as applicable, at any time for any period of time up to the Expiry Date.

(d)	For greater certainty, unless the Board determines otherwise, an Option that had not become Vested in respect of any Unissued Option Shares at the time that the relevant events referred to in Sections 4.4(a) or 4.4(c) occurred, shall not be or become exercisable in respect of such Unissued Option Shares and shall be cancelled.

4.5.	Blackout Periods

(a)	No Option may be exercised during a Blackout Period.

(b)	If the Expiry Date of an Option, or the deadline for exercising any Option set out in Section 4.4(a) or Section 4.4(c) falls within a Blackout Period or within two Business Days after the expiry of a Blackout Period, such Expiry Date or deadline shall be deemed to be extended by ten Business Days after the last day of the Blackout Period.

4.6.	Effect of a Take-Over Bid

Notwithstanding Section 4.3, if:

(a)	a bona fide takeover offer (an “Offer”) is made to the shareholders of the Company to acquire their Shares and the Board becomes aware that more than 50% of the issued Shares have or will become vested in the offeror and related and associated parties, then the Board shall notify each Participant in writing that all Options issued to the Participant have become Vested and may be exercised by the Participant with effect from the date of such notice and shall be exercisable by a date specified in the notice. Upon receipt of such notice, the Participant shall be entitled to exercise all or any of the Options, and any Participant who exercises any such Options shall tender the Shares that have been issued as a result to the Offer. If for any reason if Shares are taken up and paid for by the offeror under the Offer as and when required, then the Shares that have been issued in pursuance of this paragraph (a) shall be returned by the relevant Participant to the Company and reinstated as authorized but Shares, the Option with respect to such returned Shares shall be reinstated as if it had not been exercised and the terms for the vesting of the Options shall be reinstated, and the Corporation shall immediately refund the exercise price paid for the issuance of any Shares upon the exercise of any Option under this paragraph (a) to the Option holder, without interest;

(b)	the Board concludes that there has been such a change in the control of issued Shares of the Company that the replacement of the majority of the Board is imminent or the Board becomes aware that any person or corporation who is not already so entitled has become entitled to more than 50% of the issued Shares, then the Board shall notify each Participant in writing that all Options issued to the Participant have become Vested and may be exercised by the Participant with effect from the date of the notice and shall be exercisable by a date specified in the notice. Upon receipt of such a notice, the Participant shall be entitled to exercise all or any of the Options.

4.7.	Acceleration of Expiry Date

If at any time when an Option granted under the Plan remains unexercised with respect to any Unissued Option Shares an Offer is made by an offeror, the Board may, upon notifying each Participant of full particulars of the Offer, declare that all Options granted under the Plan have become Vested and accelerate the Expiry Date for the exercise of all unexercised Options granted under the Plan so that all Options will either be exercised or expire prior to the date upon which Shares must be tendered pursuant to the Offer.

4.8.	Exclusion from Severance Allowance, Retirement Allowance or Termination Settlement

If the Participant retires, resigns or is terminated from employment or engagement with the Company or an Affiliate, the loss or limitation, if any, pursuant to the Option Agreement with respect to the right to purchase Option Shares which were not Vested at that time or which, if Vested, were cancelled, shall not give rise to any right to damages and shall not be included in the calculation of nor form any part of any severance allowance, retiring allowance or termination settlement of any kind whatsoever in respect of such Participant.

4.9.	Shares Not Acquired

Any Unissued Option Shares not acquired by a Participant under an Option which have expired or have been cancelled may be made the subject of a further Option grant pursuant to the provisions of the Plan.

4.10.	Right to Participate in New Issues

To the extent that shareholders of the Company are entitled to participate in new issues of Shares, a Participant, with respect to Vested Options held by such Participant, shall not be entitled to participate in respect of such Vested Options, unless such Participant first exercises the Vested Options in accordance with the terms of the Plan prior to the record date of such offering, whereby the Participant will be entitled to participation by virtue of the Shares held by such Participant.

4.11.	Quotation or Listing

(a)	The Company will not seek the official quotation or listing of any Options.

(b)	The Company will apply to the Exchange for official quotation or listing of Shares issued on the exercise of Options.

5.	ADJUSTMENT OF OPTION PRICE AND NUMBER OF OPTION SHARES

5.1.	Share Reorganization

If the Company issues Shares to all or substantially all holders of Shares by way of a stock dividend or other distribution, or subdivides all outstanding Shares into a greater number of Shares, or combines or consolidates all outstanding Shares into a lesser number of Shares (each of such events being a “Share Reorganization”), then effective immediately after the effective date for such Share Reorganization for each Option:

(a)	the Option Price will be adjusted to a price per Option Share which is the product of:

(i)	the Option Price in effect immediately before the effective date for the Share Reorganization; and

(ii)	a fraction the numerator of which is the total number of Shares outstanding on the effective date of the Share Reorganization before giving effect to the Share Reorganization, and the denominator of which is the total number of Shares that are or would be outstanding on the effective date of the Share Reorganization after giving effect to the Share Reorganization; and

(b)	the number of Unissued Option Shares will be adjusted by multiplying (i) the number of Unissued Option Shares immediately before the effective date of the Share Reorganization by (ii) a fraction which is the reciprocal of the fraction described in section 5.1(a)(ii). Subject to any provisions with respect to rounding of entitlements as sanctioned by the meeting, if any, of shareholders approving a Share Reorganization, in all other respects the terms for the exercise of Options shall remain unchanged notwithstanding the reorganization.

5.2.	Special Distribution

Subject to the prior approval of the Exchange if the Company is listed on the Exchange at the relevant time, if the Company issues by way of a dividend or otherwise distributes to all or substantially all holders of Shares:

(a)	shares of the Company, other than Shares;

(b)	evidences of indebtedness;

(c)	any cash or other assets, excluding cash dividends (other than cash dividends which the Board has determined to be outside the normal course); or

(d)	rights, options or warrants,

then to the extent that such dividend or distribution does not constitute a Share Reorganization (any of such non-excluded events being a “Special Distribution”), and effective immediately after the record date at which holders of Shares are determined for purposes of the Special Distribution, for each Option the Option Price will be reduced, and the number of Unissued Option Shares will be correspondingly increased, by such amount, if any, as is determined by the Board in its sole and unfettered discretion to be appropriate in order to properly reflect any diminution in value of the Shares as a result of such Special Distribution.

5.3.	Corporate Reorganization

Whenever there is:

(a)	a reclassification of outstanding Shares, a change of Shares into other shares or securities, or any other capital reorganization of the Company, other than as described in sections 5.1 or 5.2;

(b)	a consolidation, merger or amalgamation of the Company with or into another Company resulting in a reclassification of outstanding Shares into other shares or securities or a change of Shares into other shares or securities; or

(c)	a transaction whereby all or substantially all of the Company’s undertaking and assets become the property of another Company,

(any such event being a “Corporate Reorganization”)

the Participant will have an option to purchase (at the times, for the consideration and subject to the terms and conditions set out in the Plan and the Option Agreement) and will accept on the exercise of such option, in lieu of the Unissued Option Shares which the Participant would otherwise have been entitled to purchase, the kind and amount of shares or other securities or property that the Participant would have been entitled to receive as a result of the Corporate Reorganization if, on the effective date thereof, the Participant had been the holder of all Unissued Option Shares or, if appropriate, as otherwise determined by the Board.

5.4.	Determination of Option Price and Number of Unissued Option Shares

If any questions arise at any time with respect to the Option Price or number of Unissued Option Shares deliverable upon exercise of an Option following a Share Reorganization, Special Distribution or Corporate Reorganization, such questions shall be conclusively determined by the Board in its sole and unfettered discretion, and in arriving at a decision, the Board may consult such professional advisors as it deems necessary.

5.5.	Compliance with Regulatory Authorities

Notwithstanding Sections 5.1, 5.2 or 5.3, in the event of any reorganization (including, without limitation, consolidation, sub-division, reduction or return of the issued capital of the Company) on or prior to the Expiry Date, the rights of the Participant will be changed to the extent necessary at the time of such reorganization, in such manner as determined by the Board, to ensure compliance with the policies of the Exchange that apply to a reorganization of capital at the time of such reorganization. For greater certainty, any adjustment to the Option Price or the number of Unissued Option Shares purchasable under the Plan pursuant to the operation of any one of Sections 5.1, 5.2 or 5.3 is subject to the approval of the Exchange, if applicable, and any other governmental authority having jurisdiction.

6.	MISCELLANEOUS

6.1.	No Right to Employment

Neither the Plan nor any of the provisions hereof shall confer upon any Participant any right with respect to employment, engagement or appointment or continued employment, engagement or appointment with the Company or any Affiliate or interfere in any way with the right of the Company or any Affiliate to terminate such employment, engagement or appointment.

6.2.	Related Rights and Other Benefit Plans

No Participant shall have any of the rights of a shareholder of the Company with respect to any Option Shares (including, without limitation, voting rights or any right to receive dividends, warrants or rights under any rights offering) until the Participant has made full payment to the Company upon exercise of the Option and such Option Shares have been issued to such Participant. Participation in the Plan shall not affect an Eligible Person’s eligibility to participate in any other benefit plan or incentive plan of the Company. The grant of any Option pursuant to the Plan shall not obligate the Company to make any benefit available to an Eligible Person under any other plan of the Company unless otherwise specifically provided for in such plan.

6.3.	Necessary Approvals

If required by the Exchange, the Plan shall be subject to the approval of the shareholders of the Company at each annual general meeting of the Company. The obligation of the Company to sell and deliver Option Shares in accordance with the Plan is subject to the approval of the Exchange, if applicable, and any other regulatory body having authority over the Company, the Plan or the shareholders of the Company. If any Option Shares cannot be issued to any Participant for any reason, including, without limitation, the failure to obtain such approval, then the obligation of the Company to issue such Option Shares shall terminate and the Company shall immediately refund to the Participant any Option Price paid by the Participant to the Company.

6.4.	Income Taxes

As a condition of and prior to participation in the Plan, each Participant authorizes the Company to withhold from any amount otherwise payable to the Participant any amounts required by any taxing authority to be withheld for taxes of any kind as a consequence of the Participant’s participation in the Plan or issuance of Option Shares. The Company may, prior to and as a condition of issuing any Option Shares, require the Participant to pay to the Company in cash or such other consideration as the Board, in its discretion, may accept, such amount as the Company is obliged to remit in accordance with applicable tax laws and the requirements of any taxing authority having jurisdiction in respect of any such issuance of Option Shares. The Company shall also have the right in its sole discretion to satisfy any such liability for withholding or other required deduction amounts to require the Participant to complete a sale in respect of such number of Option Shares that have been issued and would otherwise be delivered to the Participant under the Plan, and any amount payable from such sale will first be paid to the Company to satisfy any liability for withholding. The Company may require a Participant, as a condition of participation in the Plan, to pay or reimburse the Company for any cost incurred by the Company as a result of the participation by the Participant in the Plan.

6.5.	Amendments to the Plan

(a)	The Board may from time to time, subject to applicable law and to the prior approval, if required, of the Exchange or any other regulatory body having authority over the Company, the Plan or the shareholders of the Company, suspend, terminate or discontinue the Plan at any time.

(b)	The Board may amend or revise the terms of the Plan or of any Option granted under the Plan and the Option Agreement relating thereto at any time without the consent of the Participants provided that such amendment shall:

(i)	not adversely alter or impair any Option previously granted except as permitted by the adjustment provisions of Section 5;

(ii)	be subject to any regulatory approvals including, where required, the approval of the Exchange; and

(iii)	be subject to shareholder approval where required by law or the requirements of the Exchange, provided that shareholder approval shall not be required for the following amendments and the Board may make any changes which may include but are not limited to:

A.	amendments of a typographical, grammatical, clerical or administrative nature or which are required to comply with regulatory requirements;

B.	a change to the vesting provisions of the Plan or any Option;

C.	a change to the termination provisions of any Option that does not entail an extension beyond the original Expiry Date (as such date may be extended by virtue of Section 4.5); and

D.	a change to the Eligible Persons of the Plan.

(c)	Notwithstanding this Section 6.5, the Board shall not be permitted to amend the Option Price except as set out in Section 5. If the Plan is terminated, the provisions of the Plan and any administrative guidelines and other rules and regulations adopted by the Board and in force on the date of termination will continue in effect as long as any Option or any rights pursuant thereto remain outstanding and, notwithstanding the termination of the Plan, the Board shall remain able to make such amendments to the Plan or the Options as they would have been entitled to make if the Plan were still in effect.

(d)	Without obtaining the prior approval of the shareholders of the Company and of the Exchange or any other regulatory body having authority over the Company, the Board will not be entitled to:

(i)	increase the maximum percentage of Shares issuable by the Company pursuant to the Plan;

(ii)	extend the Expiry Date;

(iii)	make a change to the class of eligible participants which would have the potential of broadening or increasing participation by Insiders;

(iv)	provide any form of financial assistance to Participants for the purchase of Option Shares; or

(v)	add a deferred or restricted share unit or any other provision which results in a Participant receiving Shares when no cash consideration is received by the Company.

(e)	Without obtaining the prior approval of the Disinterested Shareholders and of the Exchange or any other regulatory body having authority over the Company, the Board will not be entitled to amend the terms of Options held by an Insider (including, for greater certainty, to effectively reduce the Option Price).

6.6.	Form of Notice

Any notice to be given to the Company pursuant to the provisions of the Plan shall be addressed to the Company to the attention of its President at the Company’s head office, and any notice to be given to a Participant shall be delivered personally or addressed to the Participant at the address set out in the Option Agreement, or at such other address as such Participant may hereafter designate in writing to the Company. Any such notice shall be deemed duly given when made in writing and delivered to the Company or the Participant, as the case may be, or if mailed, then on the fifth business day following the date of mailing such notice in a properly sealed envelope addressed as aforesaid, registered or certified mail, postage prepaid.

6.7.	No Representation or Warranty

The Company makes no representation or warranty as to the future market value of the Shares or with respect to any income tax matters affecting the Participant resulting from the grant or exercise of an Option and/or transactions in the Option Shares. Neither the Company, nor any of its directors, officers or employees are liable for anything done or omitted to be done by such person or any other person with respect to the price, time, quantity or other conditions and circumstances of the purchase or sale of Option Shares hereunder, with respect to any fluctuations in the market price of Shares or in any other manner related to the Plan.

6.8.	Compliance with Applicable Law

If any provision of the Plan or any Option Agreement contravenes any law applicable or any order, policy, by-law or regulation of the Exchange or any other regulatory body having authority over the Company, the Plan or the shareholders of the Company, then such provision shall be deemed to be amended to the extent required to bring such provision into compliance therewith.

6.9.	No Assignment

No Option shall be assignable or transferable by the Participant and any purported assignment or transfer of an Option shall be void and shall render the Option void, provided that in the event of death of the Participant, a Participant’s legal personal representative may exercise the Option in accordance with Section 4.4.

6.10.	Other Incentive Schemes

The Company is not restricted to using the Plan as the only method of providing incentive rewards to Eligible Persons. The Company may approve other incentive schemes. Participation in the Plan does not affect, and is not affected by, participation in any other incentive or other scheme of the Company unless the terms of that incentive or scheme provide otherwise.

6.11.	Conflict

In the event of any conflict between the provisions of the Plan and an Option Agreement, the provisions of the Plan shall govern.

6.12.	Governing Law

The laws of the Province of British Columbia shall govern the Plan and each Option Agreement issued pursuant to the Plan.

6.13.	Time of Essence

Time is of the essence of the Plan and of each Option Agreement. No extension of time will be deemed to be, or to operate as, a waiver that time is to be of the essence.

6.14.	Entire Agreement

The Plan and the Option Agreement sets out the entire agreement between the Company and the Participants relative to the subject matter hereof and supersedes all prior agreements, undertakings and understandings, whether oral or written.

SIYATA MOBILE INC. STOCK OPTION PLAN

Sub-Plan for U.S. Persons

1.	Purpose

This Sub-Plan for U.S. Persons (the “U.S. Sub-Plan”) is part of the Siyata Mobile Inc. Stock Option Plan (the “Plan”) and is adopted by the Board pursuant to Section 6.5(b) of the Plan. All terms not otherwise defined herein shall have the meaning ascribed to them in the Plan. This U.S. Sub-Plan governs grants of Options to U.S. Persons (as defined below).

2.	Provisions

The provisions of this U.S. Sub-Plan shall supersede and govern in the case of inconsistency between the provisions of this U.S. Sub-Plan and the provisions of the Plan; provided, however, that this U.S. Sub-Plan shall not be construed to grant to any U.S. Sub-Plan Participant rights not consistent with the terms of the Plan, unless specifically provided herein.

3.	Eligibility

The individuals who shall be eligible to receive Options under the Plan that are subject to the provisions of this U.S. Sub-Plan shall be employees, directors, and other individuals and entities who are United States citizens or who are resident aliens of the United States for United States federal tax purposes (collectively, “U.S. Persons”) and who on the Grant Date render services to the management, operation or development of the Company or an Affiliated Company and, in either case, who have contributed or may be expected to contribute to the future growth, success, and prosperity of the Company or an Affiliated Company.

4.	Terms and Conditions of Options

(a)	In General. Every Option granted to a U.S. Person shall specify the number of Option Shares, the time or times at which the Option shall become exercisable in whole or in part, whether the Option is intended to be an incentive stock option (“ISO”) or a nonqualified stock option (“NSO”) and such other terms and conditions as the Board shall approve, and contain or incorporate by reference the terms and conditions set forth in this U.S. Sub-Plan.

(b)	Limitations Relating to ISOs. Provided the Plan is amended by the Board to permit the issuance of ISOs, and the shareholders of the Company so approve that amendment (hereafter, the “ISO Amendment”), ISOs may be issued pursuant to the terms of this U.S. Sub-Plan and in that event, the Plan and this U.S. Sub-Plan shall be administered in such a manner as to permit those Options granted hereunder and specially designated as an ISO to qualify as incentive stock options as described in Section 422 of United States Internal Revenue Code of 1986, as amended (the “Code”).

(i)	ISO Share Pool. An ISO Amendment shall result in the approval by shareholders of the Company of a fixed number of Shares, subject to adjustments as set forth in Section 5 of the Plan, available for issuance as Options. Shares underlying ISOs that fail to vest or be fully exercised prior to expiration or other termination shall again become available for grant as ISOs pursuant to this U.S. Sub-Plan as permitted by applicable law. No changes to the Plan and the U.S. Sub-Plan by the Board shall, without approval of the shareholders of the Company: (a) increase the total number of Shares available for grant as ISOs, except by operation of the provisions of Section 5 of the Plan; (b) change the class of persons eligible to receive ISOs; or (c) extend the date on which ISOs can be granted beyond the 10th anniversary of the earlier of the date the Board approves an ISO Amendment or the date of shareholder approval of the ISO Amendment.

(ii)	Eligible Recipients. ISOs shall only be granted to employees (whether full-time or part-time) of the Company or an affiliate satisfying the requirements of Code Sections 424(e) or 424(f) (generally, a corporation in the group with respect to which there is at least 50% voting power and for purposes of this U.S. Sub-Plan, an “ISO Corporation”).

(iii)	Timing of Exercise. The special United States federal tax rules applicable to ISOs are not available to an ISO that is exercised at any time later than 3 months following termination of employment with an ISO Corporation. Accordingly, such an Option (if otherwise exercisable) shall be treated as an NSO upon exercise, rather than an ISO, for United States tax purposes.

(iv)	Expiry Date for ISOs. In no event shall the Expiry Date of an ISO be later than 10 years following its Grant Date; provided, however, no ISO granted to a U.S. Sub-Plan Participant who owns (directly or under the attribution rules of Code Section 424(d)) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any ISO Corporation shall have an Expiry Date that is later than 5 years following its Grant Date.

(v)	Notice of ISO Stock Disposition. In the event Shares received upon exercise of an ISO are sold, transferred, exchanged or otherwise disposed of before the later of (A) the 2nd anniversary of the Grant Date of the ISO or (B) the 1st anniversary of the date the Shares were issued upon the U.S. Sub-Plan Participant’s exercise of the ISO, the U.S. Sub-Plan Participant shall promptly notify the Company of such action.

(c)	Option Price. In no event shall the Option Price of an Option be less than the Fair Market Value of the Shares underlying the Option on the Grant Date of the Option; provided, however, that if the recipient of an ISO at the time of grant owns (directly or under the attribution rules of Code Section 424(d)) stock representing more than 10% of the voting power of all classes of stock of the Company or of any ISO Corporation, the Option Price shall not be less than 110% of the Fair Market Value of the Shares on the Grant Date of the ISO. The Option Price of an Option awarded under this U.S. Sub-Plan may be set forth in United States dollars.

(d)	Method of Exercise. Unless otherwise provided in the applicable U.S. Sub-Plan Option Agreement, an Option issued under this U.S. Sub-Plan may be exercised using any of the following methods, in addition to any method provided in the Plan:

(i)	By (A) delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the Option Price and any required tax withholding or (B) delivery by the U.S. Sub-Plan Participant to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the Option Price and any required tax withholding;

(ii)	By delivery (either by actual delivery or attestation) of Shares owned by the U.S. Sub-Plan Participant valued at their Fair Market Value, provided (A) the method of payment is then permitted under applicable law, (B) the Shares, if acquired directly from the Company, was owned by the U.S. Sub-Plan Participant for a minimum period of time, if any, as may be established by the Board in its sole discretion, and (C) the Shares are not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements; or

(iii)	By any combination of the above permitted forms of payment.

In no event shall the “net exercise” method be used to exercise an ISO.

(e)	Expiry Date. The Expiry Date extension provisions of Sections 4.1 and 4.5(b) of the Plan shall not apply if as a result of their application, an Option would become subject to adverse tax consequences under Code Section 409A or an ISO would lose its status as such.

(f)	Effect of Cessation of Employment or Service Relationship. With respect to Options granted under this U.S. Sub-Plan, Section 4.4(c) of the Plan shall be applied by adding the following phrase at the end thereof: “; and provided, further, that the Board shall not increase the twelve-month period if doing so would result in the Option becoming subject to Code Section 409A.”

(g)	Certain Adjustments Prohibited. Notwithstanding any provision in the Plan, no adjustment shall be made to the terms or conditions of an Option under the terms of the Plan, including without limitation Section 5 of the Plan, unless the adjustment would not otherwise cause adverse tax consequences to the U.S. Sub-Plan Participant under Code Section 409A or result in the loss of ISO status under Code Section 424, in the latter case without the U.S. Sub-Plan Participant’s consent.

5.	Requirements of Law

(a)	Securities Act Compliance. The Company shall not be required to transfer Shares or to sell or issue any Shares upon the exercise of any Option if the issuance of such Shares will result in a violation by the U.S. Sub-Plan Participant or the Company of any provisions of any law, statute or regulation of any governmental authority. The Company shall not be obligated to take any affirmative action in order to cause the exercise of an Option to comply with any law or regulations of any governmental authority, including, without limitation, the United States Securities Act of 1933, as amended, or applicable state securities laws.

(b)	Code Section 409A. All other provisions of this U.S. Sub-Plan and the Plan notwithstanding, this U.S. Sub-Plan and the Plan shall be administered and construed so as to avoid any U.S. Sub-Plan Participant incurring any adverse tax consequences under Code Section 409A. The Board shall suspend the application of any provisions of the Plan that could, in its sole determination, result in an adverse tax consequence to any person under Code Section 409A.

6.	Definitions

For purposes of this U.S. Sub-Plan, the following terms shall have the following meanings.

(a)	“Affiliated Company” means any corporation in a chain of corporations or other entities in which each corporation or other entity has a “controlling interest” (as defined in U.S. Treasury Regulation § 1.409A-1(b)(5)(iii)(E)(1)) in another corporation or other entity in the chain, ending with the Company.

(b)	“Fair Market Value” means as of a particular date –

(i)	If Shares are listed or admitted to trading on any national securities exchange or National Association of Securities Dealers, Inc. Automatic Quotation System (“NASDAQ”), then Fair Market Value shall mean the Closing Price for the Shares on that date. The “Closing Price” on any date shall mean the last sale price for the Shares, regular way, or, in case no such sale takes place on that day, the average of the closing bid and asked prices, regular way, for the Shares, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the national securities exchange or NASDAQ.

(ii)	If the Shares are not at the time listed or admitted to trading on any national securities exchange or NASDAQ, then Fair Market Value shall be determined in good faith by the Board, which may take into consideration (1) the price paid for the Shares in the most recent trade of a substantial number of shares known to the Board to have occurred at arm’s length between willing and knowledgeable investors, (2) an appraisal by an independent party or (3) any other method of valuation undertaken in good faith by the Board, or some or all of the above as the Board shall in its discretion elect.

Notwithstanding the preceding paragraph, the Board may adopt any other method in order to determine the Fair Market Value of a Share, as long as use of such method will not give rise to adverse tax consequences under Code Section 409A.

(c)	“U.S. Sub-Plan Option Agreement” means an agreement in such form as the Board shall approve from time to time, whereby the Company grants an Option to a U.S. Person pursuant to this U.S. Sub-Plan. A U.S. Sub-Plan Option Agreement shall be treated as an “Option Agreement” as that term is used in the Plan.

(d)	“U.S. Sub-Plan Participant” means a U.S. Person who is granted an Option pursuant to this U.S. Sub-Plan and any person or entity to whom an Option granted under this U.S. Sub-Plan has been transferred pursuant to Section 3.1(c) of the Plan. A U.S. Sub-Plan Participant shall be treated as a “Participant” and an “Eligible Person” as those terms are used in the Plan.